Exhibit (d)(t)(3)
AMENDMENT NO. 3 TO THE PORTFOLIO MANAGEMENT AGREEMENT
     The Portfolio Management Agreement (the “Agreement”) first made the 1st day of May, 2003 and amended the 30th day of April, 2005, and again on the 2nd day of February, 2006 by and among Pacific Life Fund Advisors LLC (the “Investment Adviser”), a Delaware limited liability company, Pacific Select Fund, a Massachusetts business trust (“Fund”), and NFJ Investment Group L.P. (“NFJ”), a Delaware limited partnership, is hereby amended a third time to add the provisions set forth below (the “Amendment”), which is made this [ ] day of [ ], 2007. Capitalized terms not defined herein shall have the meaning ascribed to them in the Agreement.
     WHEREAS, the Fund is registered with the Securities and Exchange Commission as an open-end management investment company;
     WHEREAS, the Fund offers shares in several Portfolios, one of which is designated the Small-Cap Value Portfolio;
     WHEREAS, pursuant to the Agreement, Investment Adviser and the Fund have appointed NFJ as Portfolio Manager to the Small-Cap Value Portfolio and NFJ has accepted such appointment; and
     WHEREAS, the Investment Adviser, NFJ and the Fund desire to amend the Agreement in accordance with the provisions set forth in this Amendment;
     NOW THEREFORE, In consideration of the renewal of the premises, the promises, and the mutual covenants contained in the Agreement and the good and valuable consideration paid in connection with the Agreement, the receipt and sufficiency of which are hereby acknowledged, the Fund, Investment Adviser and NFJ hereby agree that the Agreement is amended and supplemented as follows:
1.	Exhibit A to the Agreement is hereby deleted in its entirety and replaced with the following:
See attached Exhibit A

     IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers designated below on the day and year first above written.

PACIFIC SELECT FUND

By:

Name:
Title:

PACIFIC LIFE FUND ADVISORS LLC

By:	By:

Name:	Name:
Title:	Title:

NFJ INVESTMENT GROUP L.P.

By:

Name:
Title:

EXHIBIT A
PACIFIC SELECT FUND
FEE SCHEDULE
Effective: May 1, 2007
     Portfolio: Small-Cap Value
     The Investment Adviser will pay to the Portfolio Manager a monthly fee based on an annual percentage of the combined average daily net assets of the PL Small-Cap Value Fund of Pacific Life Funds and the Small-Cap Value Portfolio of Pacific Select Fund, according to the following schedule:

Rate (%)	Break Point (assets)
0.40%	on the first $500 million
0.35%	on excess over $500 million

     The fees for services shall be prorated for any portion of a year in which the Agreement is not effective.